Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2013 THIRD QUARTER FINANCIAL RESULTS

AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (October 18, 2013) – Eagle Financial Services, Inc. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, today announced earnings of $1.5 million, or $0.44 per diluted share, for the quarter ended September 30, 2013. This is a 20.1% increase from the $1.3 million in earnings, or $0.37 per diluted share, for the same period in 2012.

Selected Financial Highlights:

	2013		2012
Three months ended:	Q3	Q2	Q3
Net income (000’s)	$1,505	$2,001	$1,253
Diluted EPS	$0.44	$0.59	$0.37
Net Interest Margin	4.28%	4.28%	4.40%
Total equity to assets	11.21%	11.00%	10.94%
Allowance for loan losses to total loans	1.53%	1.60%	1.86%
Provision for loan losses (000’s)	$0	$384	$1,050

John R. Milleson, President and CEO, stated “The Company is proud to report another quarter of solid earnings and continued loan growth. Several credit quality metrics are stabilizing thereby allowing the Company to better focus on future growth of the loan portfolio. We are excited about our reception from the Loudoun County market and look forward to further expansion there. The $0.76 dividend per share for 2013 is the 27th consecutive year with a dividend increase and a testimony to management’s and the board of directors’ confidence in the Company’s strategic growth plans.”

Income Statement Review

Net income for the quarter ended September 30, 2013 decreased 24.8% to $1.5 million when compared to the $2.0 million for the quarter ended June 30, 2013. Net income in the second quarter of 2013 benefited from several one-time events totaling approximately $775,000. Net income increased 20.1% for the quarter ended September 30, 2013 when compared to the $1.3 million for the quarter ended September 30, 2012.

Net interest income for the quarter ended September 30, 2013 increased 1.5% to $5.7 million when compared to the $5.6 million for the quarter ended June 30, 2013. Net interest income was $5.8 million for the quarter ended September 30, 2012.

Total loan interest income was $5.4 million for the quarter ended September 30, 2013 and $5.3 million for the quarter ended June 30, 2013. Average loans for the quarter ended September 30, 2013 were $434.7 million compared to $425.1 million for the quarter ended June 30, 2013. Total average accruing loans were $432.2 million for the three months ended September 30, 2013 and $422.4 million for the quarter ended June 30, 2013. For the third quarter of 2012, total average loans were $428.2 million and average accruing loans were $425.2 million. The tax equivalent yield on average loans for the quarter ended September 30, 2013 was 4.99%, down 13 basis points from 5.12% for the quarter ended June 30, 2013. The reversal of interest income for the loans placed on nonaccrual status during the quarter contributed to the decrease in yield. Interest income from the investment portfolio was $845,000 for the quarter ended September 30, 2013 and $874,000 for the quarter ended June 30, 2013. Average investments were $106.8 million for the quarter ended September 30, 2013 and $113.5 million for the quarter ended June 30, 2013. Interest income from the investment portfolio was $948,000 while average investments were $105.8 million for the quarter ended September 30, 2012.

Total interest expense was $627,000 for the three months ended September 30, 2013 and $640,000 for the same period ended June 30, 2013. The average cost of interest bearing liabilities decreased three basis points when comparing the quarter ended September 30, 2013 to the quarter ended June 30, 2013. The average balance of interest bearing liabilities decreased $2.7 million from the quarter ended June 30, 2013. The net interest margin was 4.28% for the quarters ended September 30, 2013 and June 30, 2013. For the quarter ended September 30, 2012, total interest expense was $820,000 and the net interest margin was 4.40%. Declining asset yields have continued to pressure the Company’s net interest margin.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%.

Noninterest income decreased $888,000 or 36.0% to $1.6 million for the quarter ended September 30, 2013 when compared to $2.5 million for the three months ended June 30, 2013. The Company incurred several one-time events during the second quarter of 2013, including the sale of its merchant portfolio for a net gain of $399,000, the receipt of a signing bonus of $121,000 from its current debit card vendor for extending its contract and remaining exclusive to this provider and recognition of $254,000 of income related to the termination of a bank owned life insurance policy. Noninterest income for the quarter ended September 30, 2012 was $1.6 million.

Noninterest expense was $5.2 million for the quarter ended September 30, 2013. This represents an increase of $220,000 or 4.4% from $5.0 million for the quarter ended June 30, 2013. Much of this increase related to net losses resulting from the sales of other real estate owned. During the third quarter of 2013, the Company sold two pieces of other real estate owned for a total net loss of $110,000. Net gains of $53,000 were recognized on the sales of other real estate owned for the quarter ended June 30, 2013. Noninterest expense increased $595,000 or 13.0% when compared to $4.6 million for the quartered ended September 30, 2012. In addition to the net loss on sales of other real estate owned, salaries and employee benefits also contributed to the increase with the addition of the Company’s newest retail branch in May of 2013. Several new employees were hired to staff the new branch, which is located in Purcellville, VA, during the first and second quarters of 2013. The Purcellville location has also contributed to increases in the Company’s occupancy expenses. Occupancy expenses increased 5.3% and 20.4%, respectively when the quarter ended September 30, 2013 is compared to the quarters ended June 30, 2013 and September 30, 2012, respectively.

Other operating expenses increased $76,000 or 6.8% and $171,000 or 16.8% when comparing the quarter ended September 30, 2013 to the quarters ended June 30, 2013 and September 30, 2012, respectively. The increases resulted from increases in various other expense categories including accounting fees, educational expenses, FDIC deposit insurance, expenses associated with other real estate owned and loan related expenses.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of loans 90 days past due and still accruing interest, nonaccrual loans, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets increased from $5.2 million or 0.89% of total assets at June 30, 2013 to $6.4 million or 1.10% of total assets at September 30, 2013. This increase resulted mostly from the increase in non-accrual loans. During the third quarter of 2013, the Bank placed four loans totaling $1.7 million on non-accrual status. Although one of the loans placed on nonaccrual status during the third quarter was a $1.2 million commercial loan, the majority of the non-accrual loans are secured by real estate. Management regularly evaluates the financial condition of borrowers with loans on non-accrual status and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these non-accrual loans. No real estate assets had been foreclosed upon during the third quarter of 2013 while two were sold during that same period. Loans greater than 90 days past due and still accruing decreased from $201,000 at June 30, 2013 to $147,000 at September 30, 2013. Nonperforming assets were $7.5 million or 1.30% of total assets at September 30, 2012.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At September 30, 2013, the Company had 29 troubled debt restructurings totaling $8.5 million. All but three of the loans are performing loans.

The Company realized $260,000 in net charge-offs for the quarter ended September 30, 2013 versus $366,000 for the three months ended June 30, 2013. The Company’s troubled credit group continues to monitor past due loans, identify potential problem credits, and develop action plans to work through its troubled loans as promptly as possible. Net charge-offs for the quarter ended September 30, 2012 were $1.7 million.

Despite the increase in nonperforming loans, there were no provisions for loan losses made during the third quarter of 2013. The amount of provision for loan losses during each quarter reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio. Provisions for loan losses were $384,000 for the three months ended June 30, 2013 and $1.1 million for the quarter ended September 30, 2012. The allowance for loan losses was $6.7 million, or 1.53% of total outstanding loans, at September 30, 2013. At June 30, 2013 and September 30, 2012, the allowance for loan losses was $7.0 million and $8.0 million, respectively.

Total Consolidated Assets

Total consolidated assets of the Company at September 30, 2013 were $583.5 million, which represented a decrease of $2.2 million or 0.4% from total assets of $585.7 million at June 30, 2013. This decrease was driven mostly by the sales and other dispositions of investment securities. At September 30, 2012, total consolidated assets were $574.2 million. Total loans increased slightly from $436.4 million at June 30, 2013 to $438.1 million at September 30, 2013. Considering the current interest rate and competitive market environment, the Company remains diligent to both its underwriting standards and its net interest margin maintenance and accordingly is cautious about the growth it has accepted in the loan portfolio. Total loans were $427.5 million at September 30, 2012.

Deposits and Other Borrowings

Total deposits, which include brokered deposits, increased $1.2 million to $474.5 million at September 30, 2013 from $473.3 million at June 30, 2013. At September 30, 2012, total deposits were $457.2 million. The Company held $9.9 million in brokered deposits for the quarters ended at September 30, 2013, June 30, 2013 and September 30, 2012.

There was no balance of fed funds purchased and securities sold under agreement to repurchase at September 30, 2013. At June 30, 2013 and September 30, 2012, fed funds purchased and securities sold under agreement to repurchase were $5.6 million and $10.0 million, respectively. Borrowings with the Federal Home Loan Bank of Atlanta were $32.3 million at September 30, 2013, June 30, 2013 and September 30, 2012.

Equity

Shareholders’ equity at September 30, 2013 was $65.4 million, reflecting an increase of $1.0 million from $64.4 million at June 30, 2013. At September 30, 2012 shareholders’ equity was $62.8 million. The book value of the Company at September 30, 2013 was $19.36 per common share. Total common shares outstanding were 3,400,711 at September 30, 2013. On October 16, 2013, the board of directors declared a $0.19 per common share cash dividend for shareholders of record as of November 1, 2013 and payable on November 15, 2013.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	3Q13	2Q13	1Q13	4Q12	3Q12

Net Income (dollars in thousands)	$1,505	$2,001	$1,803	$1,581	$1,253
Earnings per share, basic	$0.44	$0.59	$0.54	$0.47	$0.38
Earnings per share, diluted	$0.44	$0.59	$0.53	$0.47	$0.37

Return on average total assets	1.03%	1.40%	1.27%	1.08%	0.88%
Return on average total equity	9.25%	12.51%	11.42%	9.95%	8.01%
Dividend payout ratio	43.18%	32.20%	35.19%	40.43%	47.37%
Fee revenue as a percent of total revenue	21.36%	25.86%	20.02%	20.32%	20.40%

Net interest margin(1)	4.28%	4.28%	4.29%	4.31%	4.40%
Yield on average earning assets	4.73%	4.76%	4.81%	4.91%	5.01%
Yield on average interest-bearing liabilities	0.66%	0.69%	0.75%	0.83%	0.85%
Net interest spread	4.07%	4.07%	4.06%	4.08%	4.16%
Tax equivalent adjustment to net interest income (dollars in thousands)	$180	$186	$192	$198	$200

Non-interest income to average assets	1.09%	1.73%	1.36%	1.05%	1.07%
Non-interest expense to average assets	3.55%	3.48%	3.23%	3.41%	3.16%

Efficiency ratio(2)	69.63%	60.18%	62.71%	60.91%	61.36%

(1)	The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 34%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)	The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 34%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	3Q13	2Q13	1Q13	4Q12	3Q12
BALANCE SHEET RATIOS
Loans to deposits	92.32%	92.19%	89.59%	87.63%	93.51%
Average interest-earning assets to average-interest bearing liabilities	145.62%	145.49%	152.08%	139.30%	143.90%
PER SHARE DATA
Dividends	$0.19	$0.19	$0.19	$0.19	$0.18
Book value	$19.36	$19.13	$19.36	$19.11	$18.78
Tangible book value	$19.36	$19.13	$19.36	$19.11	$18.78
SHARE PRICE DATA
Closing price	$23.75	$23.35	$22.10	$22.00	$21.50
Diluted earnings multiple(1)	13.49	9.89	10.42	11.70	14.53
Book value multiple(2)	1.23	1.22	1.14	1.15	1.15
COMMON STOCK DATA
Outstanding shares at end of period	3,400,711	3,388,005	3,372,080	3,352,523	3,344,737
Weighted average shares outstanding	3,393,519	3,373,353	3,367,689	3,348,630	3,341,050
Weighted average shares outstanding, diluted	3,405,225	3,383,748	3,378,369	3,359,611	3,352,337
CAPITAL RATIOS
Total equity to total assets	11.21%	11.00%	11.17%	10.74%	10.94%
CREDIT QUALITY
Net charge-offs to average loans	0.06%	0.09%	0.00%	0.33%	0.41%
Total non-performing loans to total loans	0.98%	0.59%	0.79%	0.63%	1.19%
Total non-performing assets to total assets	1.10%	0.89%	1.08%	0.94%	1.30%
Non-accrual loans to:
total loans	0.94%	0.55%	0.64%	0.58%	1.19%
total assets	0.71%	0.41%	0.47%	0.41%	0.89%
Allowance for loan losses to:
total loans	1.53%	1.60%	1.64%	1.57%	1.86%
non-performing assets	104.64%	133.55%	110.88%	118.38%	106.64%
non-accrual loans	162.70%	291.48%	256.07%	272.45%	156.37%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$147	$201	$631	$208	$10
Non-accrual loans	4,129	2,394	2,718	2,414	5,091
Other real estate owned and repossessed assets	2,144	2,630	2,928	2,934	2,364
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$385	$403	$42	$1,516	$1,801
(Recoveries)	(125)	(37)	(42)	(122)	(84)
Net charge-offs (recoveries)	260	366	—	1,394	1,717
PROVISION FOR LOAN LOSSES (dollars in thousands)	$—	$384	$383	$10	$1,050
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$6,978	$6,960	$6,577	$7,961	$8,628
Provision	—	384	383	10	1,050
Net charge-offs (recoveries)	260	366	—	1,394	1,717
Balance at the end of period	$6,718	$6,978	$6,960	$6,577	$7,961

(1)	The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.
(2)	The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 9/30/2013	Unaudited 6/30/2013	Unaudited 3/31/2013	Audited 12/31/2012	Unaudited 9/30/2012

Assets
Cash and due from banks	$17,686	$10,632	$21,829	$48,690	$21,812
Federal funds sold	—	—	—	—	—
Securities available for sale, at fair value	104,753	109,145	115,001	105,531	103,963
Loans, net of allowance for loan losses	431,346	429,379	416,890	411,520	419,538
Bank premises and equipment, net	17,231	17,287	16,834	16,545	16,420
Other assets	12,489	19,230	10,292	10,990	12,419

Total assets	$583,505	$585,673	$580,846	$593,276	$574,152

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$143,156	$135,802	$135,650	$134,871	$122,093
Savings and interest bearing demand deposits	230,581	234,430	227,876	231,249	219,984
Time deposits	100,790	103,080	109,554	110,981	115,101

Total deposits	$474,527	$473,312	$473,080	$477,101	$457,178
Federal funds purchased and securities sold under agreements to repurchase	—	5,616	—	10,000	10,000
Federal Home Loan Bank advances	32,250	32,250	32,250	32,250	32,250
Trust preferred capital notes	7,217	7,217	7,217	7,217	7,217
Other liabilities	4,093	2,860	3,429	3,002	4,709
Commitments and contingent liabilities	—	—	—	—	—

Total liabilities	$518,087	$521,255	$515,976	$529,570	$511,354

Shareholders’ Equity
Preferred stock, $10 par value	$—	$—	$—	$—	$—
Common stock, $2.50 par value	8,449	8,417	8,376	8,340	8,312
Surplus	11,276	10,935	10,636	10,424	10,218
Retained earnings	44,879	44,018	42,657	41,494	40,548
Accumulated other comprehensive income	814	1,048	3,201	3,448	3,720

Total shareholders’ equity	$65,418	$64,418	$64,870	$63,706	$62,798

Total liabilities and shareholders’ equity	$583,505	$585,673	$580,846	$593,276	$574,152

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	Three Months Ended
	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012

Interest and Dividend Income
Interest and fees on loans	$5,446	$5,343	$5,331	$5,532	$5,634
Interest on federal funds sold	—	—	—	—	—
Interest and dividends on securities available for sale:
Taxable interest income	500	518	547	511	524
Interest income exempt from federal income taxes	307	314	324	335	337
Dividends	38	42	67	87	87
Interest on deposits in banks	3	6	10	14	4

Total interest and dividend income	$6,294	$6,223	$6,279	$6,479	$6,586

Interest Expense
Interest on deposits	$269	$288	$326	$368	$377
Interest on federal funds purchased and securities sold under agreements to repurchase	2	1	29	90	90
Interest on Federal Home Loan Bank advances	276	273	270	276	273
Interest on trust preferred capital notes	80	78	78	80	80

Total interest expense	$627	$640	$703	$814	$820

Net interest income	$5,667	$5,583	$5,576	$5,665	$5,766
Provision For Loan Losses	—	384	383	10	1,050

Net interest income after provision for loan losses	$5,667	$5,199	$5,193	$5,655	$4,716

Noninterest Income
Income from fiduciary activities	$296	$273	$360	$237	$205
Service charges on deposit accounts	377	366	343	397	390
Other service charges and fees	874	1,443	800	828	898
Gain on the sale of bank premises and equipment	—	—	—	—	—
Gain (Loss) on sales of AFS securities	—	10	390	30	1
Other operating income	34	377	39	39	59

Total noninterest income	$1,581	$2,469	$1,932	$1,531	$1,553

Noninterest Expenses
Salaries and employee benefits	$2,926	$2,910	$2,641	$2,699	$2,651
Occupancy expenses	336	319	281	289	279
Equipment expenses	151	191	155	163	162
Advertising and marketing expenses	150	144	127	123	132
Stationery and supplies	57	68	78	58	91
ATM network fees	157	143	157	132	139
Other real estate owned expenses	2	20	8	304	8
FDIC assessment	93	96	97	90	96
(Gain) loss on the sale of other real estate owned	110	(53)	—	2	—
Other operating expenses	1,190	1,114	1,040	1,121	1,019

Total noninterest expenses	$5,172	$4,952	$4,584	$4,981	$4,577

Income before income taxes	$2,076	$2,716	$2,541	$2,205	$1,692
Income Tax Expense	571	715	738	624	439

Net income	$1,505	$2,001	$1,803	$1,581	$1,253

Earnings Per Share
Net income per common share, basic	$0.44	$0.59	$0.54	$0.47	$0.38

Net income per common share, diluted	$0.44	$0.59	$0.53	$0.47	$0.37

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Three Months Ended
	September 30, 2013			June 30, 2013			September 30, 2012
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
Assets:
Securities:
Taxable	$70,559	$2,142	3.04%	$76,102	$2,267	2.98%	$67,170	$2,431	3.62%
Tax-Exempt(1)	36,280	1,842	5.08%	37,437	1,933	5.16%	38,655	2,035	5.26%

Total Securities	$106,839	$3,984	3.73%	$113,539	$4,200	3.70%	$105,825	$4,466	4.22%
Loans:
Taxable	$427,895	$21,436	5.01%	$417,906	$21,478	5.14%	$420,495	$22,214	5.28%
Nonaccrual	2,494	—	0.00%	2,692	—	0.00%	2,943	—	0.00%
Tax-Exempt(1)	4,296	252	5.88%	4,531	285	6.29%	4,747	302	6.37%

Total Loans	$434,685	$21,688	4.99%	$425,129	$21,763	5.12%	$428,185	$22,516	5.26%
Federal funds sold	—	—	0.00%	—	—	0.00%	—	—	0.00%
Interest-bearing deposits in other banks	3,610	12	0.33%	10,190	24	0.23%	7,815	16	0.20%

Total earning assets	$542,640	$25,684	4.73%	$546,166	$25,987	4.76%	$538,882	$26,997	5.01%
Allowance for loan losses	(7,213)			(7,137)			(8,395)
Total non-earning assets	39,801			38,813			35,570

Total assets	$577,722			$577,842			$569,000

Liabilities and Shareholders’ Equity:
Interest-bearing deposits:
NOW accounts	$83,995	$95	0.11%	$83,485	$101	0.12%	$81,272	$138	0.17%
Money market accounts	87,209	111	0.13%	87,654	110	0.12%	84,304	198	0.24%
Savings accounts	59,788	28	0.05%	58,997	28	0.05%	53,796	32	0.06%
Time deposits:
$100,000 and more	36,486	218	0.60%	38,478	247	0.64%	46,015	349	0.76%
Less than $100,000	64,802	611	0.94%	67,143	677	1.01%	70,488	784	1.11%

Total interest-bearing deposits	$332,280	$1,063	0.32%	$335,757	1,164	0.35%	$335,875	$1,502	0.45%
Federal funds purchased and securities sold under agreements to repurchase	902	8	0.88%	169	0	0.00%	10,008	356	3.56%
Federal Home Loan Bank advances	32,250	1,091	3.38%	32,250	1,107	3.43%	32,250	1,085	3.37%
Trust preferred capital notes	7,217	313	4.34%	7,217	324	4.50%	7,217	318	4.41%

Total interest-bearing liabilities	$372,649	$2,476	0.66%	$375,393	2,596	0.69%	$385,350	$3,262	0.85%

Noninterest-bearing liabilities:
Demand deposits	137,136			134,867			117,144
Other Liabilities	3,389			2,703			4,267

Total liabilities	$513,174			$512,963			$506,761
Shareholders’ equity	64,548			64,879			62,239

Total liabilities and shareholders’ equity	$577,722			$577,842			$569,000

Net interest income		$23,209			$23,392			$23,736

Net interest spread			4.07%			4.07%			4.16%
Interest expense as a percent of average earning assets			0.46%			0.48%			0.61%
Net interest margin			4.28%			4.28%			4.40%

(1)	Income and yields are reported on a tax equivalent basis using a federal tax rate of 34%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012

GAAP Financial Measurements:
Interest Income - Loans	$5,445	$5,342	$5,331	$5,532	$5,634
Interest Income - Securities and Other Interest-Earnings Assets	849	880	947	947	952
Interest Expense - Deposits	269	287	326	368	377
Interest Expense - Other Borrowings	355	353	377	446	443

Total Net Interest Income	$5,670	$5,582	$5,575	$5,665	$5,766

Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$22	$24	$25	$26	$26
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	158	162	167	172	174

Total Tax Benefit on Tax-Exempt Interest Income	$180	$186	$192	$198	$200

Tax-Equivalent Net Interest Income	$5,850	$5,768	$5,767	$5,863	$5,966